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                                                                    Exhibit 99.2
                                                                        PROQUEST
                                                         Moderator: Mark Trinske
                                                             04-23-03/4:00 pm CT
                                                             Confirmation #16516
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                                    PROQUEST

                             Moderator: Mark Trinske
                                 April 23, 2003
                                   5:00 pm ET


Operator:             Good afternoon. My name is Kim. And I will be your
                      conference facilitator today.

                      At this time I would like to welcome everyone to ProQuest Company's First Quarter Financial Results Conference Call. All lines have been placed on mute to prevent any background noise.

                      After the speaker's remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad.

                      If you would like to withdraw your question, press star, then the number 2 on your telephone keypad. Thank you.

                      Mr. Trinske, you may begin your conference.

Mark Trinske:         Thank you Operator. And good afternoon everyone. Welcome
                      to ProQuest Company's First Quarter Conference Call. This is Mark Trinske, Vice President of Investor Relations for
                      ProQuest.

                      ProQuest released its first quarter financial results earlier today. And the release and the associated financial statement are now available on our corporate Web site, ProQuestCompany.com. In today's presentation, we will review ProQuest's performance for the first quarter, and share our outlook and guidance for the second quarter and full year of 2003.

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                                                                        PROQUEST
                                                         Moderator: Mark Trinske
                                                             04-23-03/4:00 pm CT
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                      This presentation is being broadcast on the Internet, and
                      can also be accessed at our corporate Web site of ProQuestCompany.com. On this call we'll be making statements that are forward-looking in nature, as defined by the Private Securities Litigation Reform Act of 1995. There are risks associated with these statements. And numerous factors could cause our performance to differ materially from the statements made today. You can find a complete discussion of trends and risks in company documents on file with the SEC.

                      Also, today's financial results are being presented on a Generally Accepted Accounting Principles, or GAAP, basis. We also include non-GAAP figures in our news releases and other communications. Reconciliation of these non-GAAP figures to amounts reflecting GAAP is included with our press releases and in our filings with the SEC.

                      Before I introduce our speakers, I'd like to announce that we'll be hosting an Investor's Day at our corporate headquarters in Ann Arbor, Michigan on September 10. The Investor's Day will include presentations by ProQuest senior management; breakout sessions with management; including the presidents of Information and Learning, Education and Business Solutions; facilities tours; and demonstrations by the product managers of ProQuest Historical Newspapers, XanEdu, Powersports and Automotive Products.

                      We'll keep you updated. And if you would like further information, please feel free to call or email me.

                      On our call today, Kevin Gregory, our Senior Vice President and Chief Financial Officer, will review our financial results and our guidance for the second quarter and full year. Our President and Chief Executive Officer, Alan Aldworth, will discuss the highlights of the first quarter. Then we'll open up

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                      the call for your questions. I'd now like to turn the
                      discussion over to Kevin Gregory. Kevin?

Kevin Gregory:        Thanks Mark. ProQuest had a solid first quarter. Our
                      strong product offerings generated revenue growth of 9% in the first quarter. Our subscription business model continues to generate excellent results. And EBIT was up
                      8%.

                      Net earnings for the quarter increased 35%. EPS was 40 cents per share, up from 34 cents in 2002, an increase of 18%. These are solid results, considering that we had about $2.8 million of additional depreciation and amortization expense, and additional expenses related to the Bigchalk integration, impacting our first quarter.

                      Both of our business segments delivered in the first quarter. Information and Learning total revenues were up 9%. Sales of our XanEdu classroom products nearly doubled. Published products grew by 9% to $17.8 million, driven by historic newspaper sales, and sales of our humanities products.

                      General reference products grew by 15% to $19.6 million. Growth was driven by $4.8 million in incremental sales of Bigchalk products. However, this growth was partially offset by the year-over-year sales decline relating to the Canadian reseller business, which we exited last year.

                      Sales of traditional products were $25.8 million, essentially flat compared to the prior year. I'm encouraged that even in this tight budgetary environment, Information and Learning subscription renewals rates remain strong at approximately 90%.

                      Information and Learning depreciation and amortization related to investments in product masters, software and fixed capital, increased $2.8

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                      million in the first quarter. These expenses, in addition
                      to expenses related to the Bigchalk integration, are the primary reasons Information and Learning EBIT was unchanged compared to last year.

                      A good indicator of Information and Learning growth without the significant depreciation increase is EBITDA. EBITDA is earnings before interest and taxes, and excludes depreciation and amortization expense. During the first quarter, EBITDA growth in Information and Learning was 12%. This is an indication of the continued strength of the Information and Learning business model.

                      With regards to the Bigchalk integration, it's going very well. Most redundant costs were eliminated during the first quarter. And we expect to have the remainder eliminated by the end of the second quarter.

                      Now let's review the first quarter results for Business Solutions. We had a great first quarter. Revenues were up 8% over last year. And EBIT was up 16%. The automotive group was a big contributor to the segment performance, and had an overall revenue increase of 11%.

                      Within the Automotive Group, sales of our automotive parts and service products grew 11%. This growth was driven by contractual price increases and larger installed base of dealers.

                      Revenues from our Performance Management products increased by 8%, driven by sales of our new Web-based NXC products. Sales of Powersports electronic products grew by 14%. And, as expected, Business Solutions legacy microfilm business declined by a million dollars, as many of our customers migrate to electronic products.

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                      Another factor that drove our earnings growth was a $2.5
                      million decrease in net interest expense. This was the result of both reduced debt levels, and a reduction in our interest rate as a result of last year's refinancing at NAIC 2 investment grade interest rates.

                      Cash flow is one of the most important measures of our progress. As you are aware, starting with our 2002 10-K, we reclassified certain items on our cash flow statement. Based on feedback we've received from investors, we've made these changes to improve the transparency of our cash flow presentation.

                      These changes were the reclassification, on the cash flow statement only, of internal use software spending from operating cash flow to investing activities, and reclassification, again on the cash flow statement only, of Business Solutions monetized contracts from operating cash flow to financing activities. We think this information will give greater clarity to our sources and uses of cash. I hope this information will be helpful.

                      With the change in recently-enacted reporting requirements, I think it would be good to review how I reconcile free cash flow to GAAP numbers. Operating cash flow is earnings, plus depreciation and amortization, plus or minus working capital. Free cash flow is operating cash flow, less our capital expenditures, and spending for internal use software.

                      This quarter we generated operating cash flow of $27.3 million, an increase of $31.8 million over the prior year. After cap-ex of $16.4 million, and internal use software spending of $5.7 million, free cash flow was $5.2 million, an increase of $30.4 million compared to the first quarter of 2002.

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                      There are several reasons behind our strong cash flow
                      growth during the quarter. First, receipt of approximately $13 million from the IRS related to tax refunds and accrued interest. Second, our strong earnings growth. And finally, strong accounts receivable collections, and the timing of payment of accrued expenses had a positive impact on cash flow.

                      The accelerated collection of receivables and the timing of payments on accrued expenses will have an impact on our operating cash flow in the second quarter. However, we continue to expect cash flow improvements year over year in the second quarter. And I firmly believe that we are on track to meet our guidance of $35 to $40 million in free cash flow for the year.

                      Now I'd like to review our 2003 outlook. For the full year we continue to expect revenue growth of 11 to 13%, EBIT growth of 11 to 14%, earnings per share in the range of $1.80 to $1.85, capital expenditures of $50 to $55 million, and internal use software expenditures of $11 to $13 million.

                      At Information and Learning, Bigchalk remains on track to contribute more than $20 million in incremental revenues. And the margins by the year-end should approximate those of our other Information and Learning electronic products.

                      XanEdu products are performing well. Because fall is the big selling season for coursepacks, we expect to show accelerated revenue growth in the second half. For the year we expect XanEdu sales of approximately $20 million.

                      Sales of Historical Newspapers products are expected to accelerate in the second half as well. The introduction of additional newspapers and the start of the 2004 academic year will drive this growth. For the second quarter, we

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                      expect revenue growth in the high single digits. EPS is
                      expected to be in the range of 36 to 44 cents.

                      In summary, our cash flow, revenue and earnings grew nicely in the first quarter, despite a difficult economic environment. We continue to manage the company for sustained long-term growth. And we are on-track to meet our guidance for 2003. Now Alan will take you through the highlights of the first quarter.

Alan Aldworth:        Thanks Kevin. I'm also very pleased with our results for
                      the first quarter. We're continuing to reduce expenses and increase efficiency, while at the same time investing in our future in new products and enhanced platforms. This kind of performance is dependent on having great people and the best leaders.

                      During the quarter we announced several key executive appointments. Al De Seta was named President of ProQuest Education. And Ron Klausner joined us as President of our ProQuest Information and Learning library business. They are both excellent additions to the ProQuest team. And I'm delighted to have them here. Their leadership will be key to growth in our classroom and library businesses.

                      In addition, as part of our long established management succession plan at Business Solutions, we announced earlier today that Andy Wyszkowski was named President of that business segment. Andy had been Business Solutions' Chief Operating Officer since October 2002, and has done an excellent job in that role.

                      Bruce Rhoades, who has served as Business Solutions President for the past two years, will be joining the corporate team, and will report to me as Senior

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                      Vice President of Strategy and Technology. This completes
                      the management team at both of our operating segments.

                      Now on to our operating highlights. As you all know, early in the quarter we completed the acquisition of Bigchalk. This is a strong addition to our product lineup, with age appropriate interfaces designed for elementary through high school students. It's the leader in its market segment, with a presence in over 40,000 U.S. schools. Think about what this means. ProQuest products are now available to students at every age of their academic careers.

                      In the higher education market, XanEdu has continued its outstanding growth. The XanEdu product family is being sold into nearly 1,500 schools, up from about 850 at this time last year. Importantly, the number of large business schools that we're doing business with is growing rapidly.

                      ProQuest Historical Newspapers is also increasing its customer base. We added over 200 new subscribers in the first quarter, and is on track to more than double its revenue this year.

                      The total subscribers to ProQuest Historical Newspapers is now at over 1,250. Based on feedback from our customers, we also introduced an update to the Historical Newspapers interface that makes it even more useful. For example, improved date range tools allow users to pinpoint searches more effectively, and narrow or expand the timeframe of searches more quickly. We've expanded the content too.

                      We just completed the digitization of the Christian Science Monitor, and added it to the Historical Newspapers product family. And we will be completing the Washington Post soon. Also, we're looking forward to bringing on the Chicago Tribune and the Los Angeles Times in 2003.

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                      We've also added new content to our premier ABI/INFORM
                      database. Business researchers can now access the full text of the Wall Street Journal, and 21 key business and management titles from Sage Publications, which is a leading international business publisher. The addition of this prestigious content greatly increases this product's value to our customers.

                      In addition, we now have an agreement with Kluwer Academic Publishers to bring the full text of 63 premier medical journals to ProQuest's online databases. These journals enhance our offerings to medical and academic libraries. This high quality medical content has already generated customer interest.

                      So although we're still seeing the tight library budgets at Information and Learning, we've reduced expenses, we've gotten more efficient, and our new products are gaining traction.

                      Now moving on to Business Solutions, as Kevin noted, the Automotive Group grew by 11%. This was driven by growth in automotive parts and service products. Growth came from an increase of 5% in the installed base of customers, the built-in price increases of about 3%, and sales of new products of about 3%.

                      Also contributing to the increases at the Automotive Group was the dealership performance management business, which increased 8%. This increase was driven by both new customers and new sales to existing customers.

                      At Powersports we expanded our relationships with Volvo Construction Equipment, and Mitsubishi Caterpillar Forklift this quarter. They were already

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                      users of other ProQuest products. And they chose us to
                      supply their Internet-based parts and service systems.

                      Powersports also introduced a new product this quarter called Lightspeed Discovery. This is a dealer management system we designed to match the budget requirements of the smaller Powersports dealer. This system is Windows-based, and can be expanded as a dealer grows. Lightspeed Discovery is a great new product. We expect it to help us attract more customers in this segment of the powersports market.

                      So in summary, I'm pleased with our performance in the first quarter. We started off 2003 with growth and promising new developments in both of our business segments. Our successful products and our strong market position give us great opportunities for long-term growth.

                      Operator, we'd now like to open up the call for questions.

Operator:             At this time I would like to remind everyone in order to
                      ask a question, please press star, then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      Your first question comes from Mark Marostica of U.S. Bancorp Piper Jaffray.

Mark Marostica:       Hey guys. First question relates to the organic growth
                      that you experienced in the quarter. By my calculations it looks like about 5% top line organic growth in I&L. Is that correct?

Alan Aldworth:        Yes. That's about right Mark.

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Mark Marostica:       Okay. And then if you kind of extend that through the end
                      of the year, is that about what you expect? Or just from the macro trends that you're seeing, how should that play out?

Alan Aldworth:        Including XanEdu and the I&L business segment, the organic growth will accelerate in the second half, because the second half of the year is so big for XanEdu, that the incremental revenues from XanEdu in the second half will add probably roughly two percentage points to the organic growth on an annualized basis to the Information and Learning segment.

Mark Marostica:       And I may have missed your comments at the front end. I
                      apologize. But XanEdu, I recall last quarter you said would likely be on a $20 million revenue run rate for the year. Is it essentially mapping to that?

Alan Aldworth:        It is.

Mark Marostica:       And then can you talk about the first quarter and what you saw in the first quarter for XanEdu?

Alan Aldworth:        It is. Our guidance for XanEdu continues to be $20 million for the year.

Mark Marostica:       Okay. Next question actually relates to an interesting
                      article that I read recently about bankruptcy of RoweCom, which as you know is a subscription agency that left a lot of libraries hanging with orders for subscriptions that just weren't fulfilled. And I'm wondering if any of your customers were RoweCom customers, and how that potentially impacted your business, for good or for bad.

Alan Aldworth:        Well sure, we share some of the same customers. But that
                      business has really no impact on our business. So I don't see anything there Mark.

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Mark Marostica:       And I only bring that up because the article that I had
                      that I had read talked about libraries relying more on online databases as a result of their not being able to get current print subscriptions from their relationship with RoweCom. But it doesn't sound like that's been a material impact at all to your business.

Alan Aldworth:        That's right. Not material. It's not bad news. But it's
                      not materially positive either.

Mark Marostica:       Right. The Enron of the library world, right? Just next
                      question, any competitive deals lost to EBSCO this quarter that were surprising to you? Or is there any change on the competitive front?

Alan Aldworth:        No. We're doing very well competitively, holding our own,
                      winning. As we've said before, in cases where we have lost consortia bids as a result of a decision not to bid too aggressively for a product, we've gone back into those areas and gotten back as much or more revenue selling it on a library by library basis, or even selling other databases back to that consortia that would have been included in the bid. So I'd say all in all we're faring very well on the competitive front.

Mark Marostica:       Great. Regarding Bigchalk - and I'll wrap it up here -
                      was that profitable in the quarter? I'm not sure if you had mentioned that. I did hear you say something on the revenues - $4.8 million.

Alan Aldworth:        Yes. It was profitable in the quarter. We still had
                      significant integration costs in the first quarter. Those will be gone by the end of the second quarter. So a little bit better profit contribution in the second quarter. And then by the second half of the year, the EBIT contribution from Bigchalk products will be

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                      equivalent to the EBIT contribution from Information and
                      Learning electronic products as a whole.

Mark Marostica:       Okay. And did you comment on what contribution you
                      actually saw in Q1 in terms of pennies to the bottom line for Bigchalk?

Alan Aldworth:        We didn't comment. It would have been very small positive
                      contribution from Bigchalk.

Mark Marostica:       Less than a penny.

Kevin Gregory:        Probably right around a penny.

Mark Marostica:       Right around a penny. Okay, thanks. I'll turn it over.

Operator:             Your next question comes from Kevin Gruneich of Bear
                      Stearns.

Kevin Gruneich:       Great, thank you. I was wondering if you could isolate
                      the key revenue streams for Bigchalk, the $20 million in revenues that is your objective for Bigchalk this year.
                      What's it made up of? And also, if you could talk about the number of shares repurchased in Q1, and then kind of what your repurchase thoughts are going forward.

Alan Aldworth:        The vast majority of the Bigchalk revenues currently and
                      for the balance of the year will be basically the general reference library products for the K-12 schools. So about
                      $17 of the $20 million was general reference products to K-12 schools. And then about a million dollars in classroom products that go through our Education Division.
                      These are the curriculum products. And then a couple of million dollars of consumer revenue.

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                      On the share repurchase, we've repurchased 70,000 shares.
                      We've got authorization for up to 5% of the outstanding shares. And going forward, we will continue to evaluate our share repurchasing on an ongoing basis.

Kevin Gruneich:       Thank you.

Operator:             Your next question comes from Brandon Bob of CSFB.

Brandon Dobell:       That was close. But -

Alan Aldworth:        Hey Brandon.

Brandon Dobell:       Apparently I've got a new name I didn't know about. I've
                      got to talk to my parents about that one. A couple things.
                      If you could just give us a review of what the different exposures are within I&L to academic versus public versus corporate channels, to try and gauge kind of where the exposures are to different budget issues.

                      And then a little bit on seasonality as we go to model Bigchalk. How do we think about that relative to the overall I&L business? Is it more seasonal, less seasonal, so we can kind of map that better? And then lastly, if you could give us an idea of kind of what Bruce's new role will be in terms of strategy and technology.

Alan Aldworth:        Okay. I'll take the second question first. That's the
                      easiest. Bigchalk's revenues are pretty flat throughout the year. The revenue on a quarterly basis for the second, third, fourth quarters will probably be slightly higher than they were in the first quarter as a result of the timing of part of the acquisition. But in general, that's pretty flat - not as seasonal - a little bit of a spike in the education business. But I think the easiest way is to model it flat for the year.

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Brandon Dobell:       Okay.

Alan Aldworth: Bruce's new role will basically be focusing on technology. So think of it as Chief Technology Officer for ProQuest company, a position that we haven't had here for a long time. I think probably Bruce filled that role himself a couple of years back, before he was moved out to Business Solutions. So taking that role on again, and also focusing on strategy - overall strategy for ProQuest Company.

                      He'll be helping us look at technology for Information and Learning, how we can get more efficient there, continue to reduce the costs in our data center, and reduce the cost of developing products and enhancing our platforms.

                      Third question - the exposure to the various segments in library, etc. - about 80% of our revenues would be from the academic libraries. The academic libraries breakdown into public libraries and the private institutions obviously. Within the private institutions, obviously there's no exposure to state budget cuts.

                      Within the public universities - there was an article actually in the Wall Street Journal on Friday about state funding for public universities. And it's not the majority of their funding. It's from 10% to 30% or 35%, probably averaging in the 20% range. So while there is some exposure there, the article talked about ways that public universities are increasing tuitions and finding other ways to offset the reduction that they're seeing from the state funding.

                      The other thing to remember is that with - the electronic product that we sell to libraries is a relatively small portion of our total budget. And at the large institutions, the academic research libraries that really comprise the core of

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                      our customer base, those are sort of sacred cows. And they try very hard not to cut the funding in their libraries. And even in tough environments, I think that they really try to hang on or increase their spending on the electronic databases.

Brandon Dobell:       Right. So you've got 8% within academic libraries. And
                      then between the public, the walk-in sort of corner library versus corporate, how does that break out?

Alan Aldworth:        The corporate business - the total reseller business last
                      year was around $13 million. So that's about 4% of the total. And what we had said last year was that we thought in the fourth quarter of last year that had basically hit the bottom, wouldn't decline from that point.

                      So for the first quarter - it was down for the first quarter, largely due to the fact that we exited a Canadian reseller business last year. But by the second half of the year, we would expect that the quarterly year-over-year comparison will be pretty even on the reseller side. And all of the corporate is within the reseller business.

Brandon Dobell:       Got it.

Alan Aldworth:        And Bigchalk is all at the K-12 market. So - and the
                      library side, the $17 million or so of the Bigchalk library is K-12, with then the balance being what's in the public library market.

Brandon Dobell:       Right. And Kevin, one housekeeping question. The tax
                      refund and interest refund, the IRS, I assume that was in the prior and the current free cash guidance?

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Kevin Gregory:        Yes.

Brandon Dobell:       Okay. Thanks. That's it.

Operator:             Your next question comes from Jim Kitzinger of Kitzinger
                      Lautmann Capital.

Jim Kitzinger:        Good afternoon.

Alan Aldworth:        Good afternoon.

Jim Kitzinger:        I've got a number of questions. First on XanEdu, can you
                      tell me did we have $10 or $12 million of revenue in `02, and we're looking for 20 in `03? Is that correct?

Alan Aldworth:        Yes. About $10 million in `02, doubling in `03.

Jim Kitzinger:        Okay. How much money did you lose in XanEdu last year? And where do you expect to be this year? And how does that - kind of walk through the P&L.

Alan Aldworth:        Last year XanEdu lost $7 to $8 million. This year we'll be breakeven by the end of the year. For the total year it will be a small loss probably, either breakeven or a small loss at $20 million.

Jim Kitzinger:        Okay. So if we then model out to `04, I mean how do we
                      look at XanEdu? Does it go up another $10 million in `04 in revenues, and then really begin to generate some operating income for you?

Alan Aldworth:        Yes. We haven't given any guidance yet, Jim, on `04 for
                      XanEdu. I think it's early for that. We'll have a better sense after we get through the fall selling

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                                                         Moderator: Mark Trinske
                                                             04-23-03/4:00 pm CT
                                                             Confirmation #16516
                                                                         Page 18

                      season as to how much we think it will grow. Clearly we expect the rapid growth to continue in `04. But in any event, it will be profitable in `04.

Jim Kitzinger:        Okay. So we see a swing of $6 or $7 million this year in
                      profitability?

Alan Aldworth:        Right.

Jim Kitzinger:        Okay. Bigchalk - what expenses, walk through the P&L, in
                      Q1 that restrained earnings? I mean you said there were some redundant or duplicate expenses. What dollar amount - walk through the P&L - that if you actually had $4.8 million of revenues, and none of these expenses, what kind of operating number would I see?

Alan Aldworth:        The expenses that flow through in the first quarter are
                      basically people and the data center.

Jim Kitzinger:        Do you want to put a - do you want to quantify that?

Kevin Gregory:        Jim, this is Kevin. There's probably about $750,000 of
                      redundant costs going through the first quarter, which are flowing through to the bottom line obviously.

Jim Kitzinger:        Okay. So in the second half, looking at a million dollars
                      a quarter of incremental contribution would not be unreasonable?

Kevin Gregory:        No.

Alan Aldworth:        Right.

                                                                        PROQUEST
                                                         Moderator: Mark Trinske
                                                             04-23-03/4:00 pm CT
                                                             Confirmation #16516
                                                                         Page 19

Jim Kitzinger:        Okay. D&A was almost $15 million this quarter. Should we
                      annualize that and get you to $60 million for the year?

Alan Aldworth:        Yes.

Jim Kitzinger:        Cap ex, as I look at it, $50 to $55 and $11 to $13. If I
                      use a $65 number, is that a good number?

Kevin Gregory:        For the combination of both?

Jim Kitzinger:        Yes. Point estimates?

Kevin Gregory:        That's a good estimate. Yes.

Jim Kitzinger:        Okay. And then finally Alan, maybe you can put some color
                      on this. You guys have spent a lot of money over the last couple of years to drive the cost structure down. Can you kind of quantify what you expect out of that this year and going forward? Because it seems to me you have a fairly high confidence level in the operating numbers. The way you guys talk, you feel confident you're going to get those numbers. And I guess I'd like some comfort level that the costs are going to be driven out of the business, even if revenues are choppy.

Alan Aldworth:        Yes. First, Jim, I wouldn't say that we've invested a lot
                      to drive the costs out of the business. I think that's been more of a process of reengineering and selectively outsourcing functions that could be done offshore or otherwise outside of the company more efficiently and effectively. The other thing that we've done to significantly take costs out is in the data center which is partially getting more efficient with experience but also, frankly taking advantage of Moore's Law and as we replace equipment the storage devices

                                                                        PROQUEST
                                                         Moderator: Mark Trinske
                                                             04-23-03/4:00 pm CT
                                                             Confirmation #16516
                                                                         Page 20

                      and the servers are a fraction of the cost with multiples of capacity. So, there's millions of dollars - probably approaching $5 million this year - of costs between reduced costs of manufacturing and lower costs in the data center.

Jim Kitzinger:        Okay. And Alan, do you want to comment on your confidence
                      level, given where you've now set the bar?

Alan Aldworth:        We're - as we've said in the press release - we're very
                      confident in our guidance for the full year. We've got -- the expense side of the equation is very predictable. And on the revenue side, as we've said, we've got a high degree of visibility into the subscription part of our business. And we believe we've got a pretty good handle on the non-subscription sales. And to the extent that there is risk there, we believe that we've got that fully taken into account in our guidance range.

Jim Kitzinger:        Okay. And the last question, any commentary on the giant
                      short position that's been built?

Alan Aldworth:        Well you all probably have as much - as many opinions as
                      we do about the short position. I think that part of it is a function of what's going on in the market today. Clearly the lack of cash flow generation last year, and the lowered revenue growth last year, was a factor there. I think we're doing what we need to be doing.

                      And that's focusing on our business, and focusing on execution, and driving free cash flow performance. And you've seen that now for two quarters in a row - significant year-over-year cash flow improvement. So I think we're doing what we need to be doing.

                                                                        PROQUEST
                                                         Moderator: Mark Trinske
                                                             04-23-03/4:00 pm CT
                                                             Confirmation #16516
                                                                         Page 21

Jim Kitzinger:        Okay. Best of luck.

Alan Aldworth:        Thank you.

Operator:             Your next question comes from Nick Spahr of Transelet
                      & Company.

Nick Spahr:           Yeah, it's Transelet & Company.  A couple quick questions.
                      What was your allowance for doubtful accounts in the quarter?

Alan Aldworth:        Kevin, I'll let you take that one.

Kevin Gregory:        Let me get back to you on that one.  Why don't you ask
                      your next question. And I should have an answer by the time -

Alan Aldworth:        He'll have an answer before you're done asking questions,
                      or at least before the call is over.

Nick Spahr:           Okay. Great. Thank you. Then in the quarter we saw some
                      benefit from, I guess, lower R&D and SG&A. Is there - should we be expecting this level of R&D spending throughout the rest of the year? And also on the SG&A side, what costs were taken out? And should we be expecting a lower level going forward as well?

Kevin Gregory:        This is Kevin. I think the answer to that is yes to both
                      of them. The R&D, that's probably a very good run rate for the year. And SG&A, we have been taking costs out in terms of some of the back office structure, if you will. And you should expect that to continue throughout - or that level to continue throughout the year.

                                                                        PROQUEST
                                                         Moderator: Mark Trinske
                                                             04-23-03/4:00 pm CT
                                                             Confirmation #16516
                                                                         Page 22

Nick Spahr:           Okay. And then what in the quarter - if you can quantify
                      it - how much revenue was recognized from the SAB 101 write-down from a couple of years ago? And I guess how much in earnings did that translate to as well?

Kevin Gregory:        The amount of earnings related to the SAB 101, relates -
                      for this year it's probably going to be in the range of about $6 to $7 million. You could probably prorate that throughout the year.

Nick Spahr:           So it's $6 to $7 million in earnings during the quarter?

Kevin Gregory:        No. For the year.

Nick Spahr:           For the year. Okay.

Kevin Gregory:        For the year. And as I said, you can prorate that for the
                      year.

Nick Spahr:           Okay.

Alan Aldworth:        But looking at that in isolation isn't really fair though, because if we had continued with that method of accounting, we would have pulled forward revenue from contracts. So you can't just look at that in isolation and say our earnings were overstated. If we had stayed with the old method of accounting, our revenue earnings would have been higher from all the new systems that we sold during the year.

Nick Spahr:           Okay.

Alan Aldworth:        Or during the quarter.

Nick Spahr:           All right. Are you recognizing any expenses from the
                      write-down? Or no?

                                                                        PROQUEST
                                                         Moderator: Mark Trinske
                                                             04-23-03/4:00 pm CT
                                                             Confirmation #16516
                                                                         Page 23

Kevin Gregory:        Yes, there are expenses being recognized. At the time that we put the charge in effect to reverse the revenue that we had recognized, we also reversed the expenses related to royalties - I'm sorry, related to commissions on those sales.

Nick Spahr:           Okay.

Kevin Gregory:        So those will be rolling out as we recognize that revenue.

Nick Spahr:           All right. That's it. And if you could just -

Kevin Gregory:        The answer to your question on the allowance - it's
                      approximately $1.5 million.

Nick Spahr:           One point five. Great. That's it. Thank you.

Operator:             Your next question comes from Brian Swerdloff of Solomon
                      Smith Barney.

Brian Swerdloff:      Hey guys. I just have two questions. I'm just looking over the February 13 press release. And I was just looking at the other long-term assets and long-term liability accounts. And I just wanted to know - there's a little bit of a discrepancy between today's press release and that one. I just wanted to see if you could just clarify that.
                      I was just a little confused.

Kevin Gregory:        I'm sorry. Repeat that question one more time.

Brian Swerdloff:      Sure. In the February 13 press release, there was - it
                      looked like long-term other assets and liabilities were about written down by about $30 million, as opposed - on the - from the 12/28 balance sheet that you guys provided.

                                                                        PROQUEST
                                                         Moderator: Mark Trinske
                                                             04-23-03/4:00 pm CT
                                                             Confirmation #16516
                                                                         Page 24

Kevin Gregory:        Yes. When we put out the press release, the tax
                      calculations, and in fact the true-up of the tax accounts had not been completed. If you look at the 10-K, you will see that the tax accounts have been moved to the appropriate account. So you really want to look at the 10-K assets to get the appropriate numbers.

Brian Swerdloff:      Okay. And just one second accounting thing I'm just
                      looking at here is I see on the cash flow statement it says you guys had a use of $17.4 million. But it doesn't look like the assets changed. I'm sorry - that the - that the liabilities changed on the balance sheet.

Kevin Gregory:        On which cash flow statement? And which account?

Brian Swerdloff:      On today's, the deferred income.

Kevin Gregory:        Oh, okay. Basically the impact of that is that you see the deferred revenue going up, and in effect, the acquisition, if you will, of some of deferred revenue associated with Bigchalk coming through, which obviously would not have a cash impact.

Brian Swerdloff:      Okay. All right. That's it. Thanks.

Operator:             Again, if you would like to ask a question, please press
                      star, then the number 1 on your telephone keypad. Your next question comes from Mike Marinacci of Matthes
                      Capital.

Mike Marinacci:       Hi, Kevin. Just a couple of things. You guys said - I
                      missed the Bigchalk revenue contribution. Was it $4.8 or $4.4?

Kevin Gregory:        Four point eight.

                                                                        PROQUEST
                                                         Moderator: Mark Trinske
                                                             04-23-03/4:00 pm CT
                                                             Confirmation #16516
                                                                         Page 25

Mike Marinacci:       Four point eight?

Kevin Gregory:        Yes. That is incremental revenue over prior quarter. In
                      the first quarter of last year, obviously we had some royalty income from the sale of content to Bigchalk. So that's an incremental number, if you will.

Mike Marinacci:       Okay. So what was the contribution last year's first
                      quarter? Like $700 grand, wasn't it?

Kevin Gregory:        It was about a million three last year.

Mike Marinacci:       Okay. So the actual Bigchalk revenue this year was $6.1?

Kevin Gregory:        Correct.

Mike Marinacci:       Okay. As far as the deferred income, it looks like you
                      brought over about $15-1/2 million from Bigchalk. Is that the right number?

Kevin Gregory:        Correct. Yes.

Mike Marinacci:       Okay. So if I look at that number year over year, it's
                      down about 8%? Is that also the calculation?

Kevin Gregory:        If you - I'm sorry - you look at the deferred revenue
                      number?

Mike Marinacci:       Yes, ex the Bigchalk.

Kevin Gregory:        It should be down about - I believe about $4 million or
                      so.

                                                                        PROQUEST
                                                         Moderator: Mark Trinske
                                                             04-23-03/4:00 pm CT
                                                             Confirmation #16516
                                                                         Page 26

Mike Marinacci:       I get $93.6 versus $101 and change.

Kevin Gregory:        Let me just make sure I'm looking at the same numbers you
                      are. You're comparing the $99 of last year to the $109 of this year? I'm looking at the March 30, 2002 number of $99.5 and the March -

Mike Marinacci:       Did you guys restate that number?

Kevin Gregory:        Yes. If you look at the press release - what I'm looking
                      at right now is the press release.  There's $99.5 versus
                      $109.3.

Mike Marinacci:       Okay. So that's $99.5 last quarter, when your report was
                      more like $101.5. Okay, sorry. I didn't see that you had restated that number. All right. So I back out, just to do the math, you back out the $15-1/2, and you get down 5% or 4-5%.

Kevin Gregory:        And that's where I was coming up with the $4 to $5 million number.

Mike Marinacci:       All right. I hadn't seen the restatement of that number.
                      Okay great. That's all I needed.

Operator:             Your next question comes from Lui Sykes of Pennant
                      Capital.

Lui Sykes:            Hi. Good afternoon, and congrats on an excellent quarter.
                      I wanted to follow-up on the free cash flow. The $13 million from the tax refund - where would I find that in the cash flow statement? Is that under accounts receivable, or deferred taxes?

Kevin Gregory:        It's actually a little bit in both. But it's in primarily
                      the accounts receivable.

                                                                        PROQUEST
                                                         Moderator: Mark Trinske
                                                             04-23-03/4:00 pm CT
                                                             Confirmation #16516
                                                                         Page 27

Lui Sykes:            Can you break out how much is in accounts receivable?

Kevin Gregory:        There is about $8 to $9 million in the accounts receivable
                      . The rest of the $13 is in the taxes. And that breakout is based on whether it was tax refund or interest.

Lui Sykes:            Got it. And then so if $25 million of this cash flow is in accounts receivable, of that $25, you say eight or nine is due to the tax refund. When I look at the balance sheet, the accounts receivable actually declined by about $25 million, which should have been a cash flow of $25 million in itself. Where would I find that in the cash flow statement then?

Kevin Gregory:        The receivables - the decline in receivables includes both of those pieces that I just mentioned. But the receivables declined by $25 million. A piece of it is in the deferred taxes - the piece related to the tax refund. And a piece of it is related to or is in the accounts receivable change on the cash flow statement.

Lui Sykes:            Okay. Then I have trouble reconciling these numbers. But
                      I'll talk to you off line about that.

Kevin Gregory:        Yes, the other piece is the - there was approximately
                      four-ish million of receivables that we acquired with the Bigchalk acquisition, which we, for most practical purposes, we collected during the quarter as well. That may be the piece that you need to reconcile. But we can talk about that.

Lui Sykes:            And then the other point here, you mentioned that accrued
                      expenses were a source of cash? Or maybe I misunderstood that. Do you just mean the year over year comparison? When
                      I look at the cash flow statement, it was a use of cash of $5.5 million.

                                                                        PROQUEST
                                                         Moderator: Mark Trinske
                                                             04-23-03/4:00 pm CT
                                                             Confirmation #16516
                                                                         Page 28

Kevin Gregory:        Yes, primarily what I had said was the accelerated
                      collection of receivables, and the timing on the payments of accrued expenses had a positive impact on cash flow.

Lui Sykes:            And when you say it's positive, is that in absolute terms?
                      Or is that year-over-year?

Kevin Gregory:        In absolute terms, this year.

Lui Sykes:            Okay. But in total accrued expenses, still a use of cash
                      of $5.5 million?

Kevin Gregory:        Correct.

Lui Sykes:            Okay. Got it. Thank you.

Operator:             Your next question comes from Jim Kitzinger at Kitzinger
                      (Luteman) Capital.

Jim Kitzinger:        Well, Pete will appreciate being a (Luteman). I want to
                      just kind of walk through a simplistic cash flow statement the way I would look at it. What you guys are guiding to is net income of about $50 million. You've got D&A of approximately 60. So you are going to end up with 110 of cash. You're going to spend about 65 in cap ex. And if I remember correctly, the monetization of future billings is going to be about $10 million this year. Is that correct?

Kevin Gregory:        It should be in that range. We're expecting it to be in
                      that range. Correct.

Jim Kitzinger:        Okay. So if you held all the working capital items
                      constant, you'd generate - as I would look at it, in this manner - about $35 million of free cash flow, to either buy something or pay down debt. Is that how I should be looking at this thing Kevin?

                                                                        PROQUEST
                                                         Moderator: Mark Trinske
                                                             04-23-03/4:00 pm CT
                                                             Confirmation #16516
                                                                         Page 29

Kevin Gregory:        Correct.

Jim Kitzinger:        Okay. So my math, as I do it, is correct?

Kevin Gregory:        It's the same math I did. Yes.

Jim Kitzinger:        Good. Thanks guys.

Operator:             There are no further questions.

Alan Aldworth:        Thank you all very much for participating in our call
                      today.

Operator:             Thank you for participating in today's conference. You may now disconnect.

                                       END